UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Illumina, Inc.
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March 26, 2012

Dear Fellow Stockholder:

PLEASE VOTE ON THE WHITE PROXY CARD TODAY TO SUPPORT ILLUMINA’S BOARD

DON’T LET ROCHE SEIZE VALUE THAT BELONGS TO YOU!

Your vote at Illumina’s Annual Meeting on April 18th is critical to protecting the value of your investment from Roche’s hostile bid to buy Illumina at a low-ball price. To further its own agenda, Roche is trying to have director nominees who are loyal to Roche elected to Illumina’s Board. However, it is your Board’s unanimous view that Roche’s hostile offer is grossly inadequate and that Roche’s efforts are self-serving and not in your best interests.

Please use the enclosed WHITE PROXY CARD to vote today – by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided.

ILLUMINA HAS DEMONSTRATED AN UNRIVALED TRACK RECORD OF SUPERIOR OPERATIONAL PERFORMANCE AND FINANCIAL SUCCESS OVER AN EXTENDED TIMEFRAME

Why does Roche want to acquire Illumina? Because, in an industry on the verge of tremendous growth – where the winners will be those that can effectively innovate, commercialize and execute – Roche knows that Illumina is uniquely positioned to deliver. Roche has repeatedly acknowledged Illumina’s leadership in this space and strong performance across numerous key financial and operational metrics, underscoring why they are so interested in trying to steal your Company from you today.

“[Illumina has] had a track record of continuously evolving their technologies to stay in the leadership position. So I'm a big believer that past behavior also predicts future behavior … Illumina is clearly the leading technology in sequencing today, has been for many years, and we are confident with that type of track record that it will continue to do well vis-à-vis the competition.” – Daniel O’Day, Chief Operating Officer of Roche Diagnostics Division, January 25, 2012, during Roche’s investor presentation

Illumina’s ability to deliver on its promises and create value is one thing on which we and Roche can agree. Illumina has routinely beaten analyst estimates of revenue and earnings per share (“EPS”), driving revenue increases at a 10-year compound annual growth rate (“CAGR”) of 83%, and non-GAAP EPS* increases at a 5-year CAGR of 26%. Over the 10-year period ending in January 2012, we have generated a 1,129% return for our stockholders, compared to a 16% gain in the S&P 500 during the same period.

“[Illumina is] the world’s leading company in sequencing today by far and also in microarrays. It's a company that has about US$1 billion turnover in revenue. It's a company that has strong revenue generation, strong profit generation, strong cash generation and a very good track record of delivering continual upgrades in technology to the marketplace.” – Daniel O’Day, Chief Operating Officer of Roche Diagnostics Division, February 1, 2012, during Roche’s fourth quarter earnings conference call

*For reconciliations of non-GAAP measures, please see Annex A of this letter

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Since 2002, we have successfully delivered to market nine platforms, along with their related solutions and services. Technologies developed by Illumina have proven to be fundamental to the study and understanding of genomics and the human genome, and to the advances in practical applications in human health and other areas achieved over the past decade. We currently enjoy a 60% share of the global next-generation sequencing market, and we believe more than 90% of all sequencing output globally is produced on Illumina instruments. In addition, our technologies have been the basis of over 2,300 peer-reviewed sequencing-related publications and more than 8,000 peer-reviewed publications.

“Illumina continues to gain mind- and market-share in sequencing, an area of secular growth in research … the [C]ompany has demonstrated an uncanny ability to out-innovate and extend its competitive lead.”

– J.P. Morgan Securities LLC analyst Tycho W. Peterson, January 25, 2012

We are more excited than ever about our current product development pipeline and believe we are singularly positioned to capitalize on an expanding array of attractive market opportunities as demand for genetic information accelerates.

ILLUMINA’S TRACK RECORD OF LEADERSHIP, EXECUTION AND CREATION OF STOCKHOLDER VALUE IS RECOGNIZED AS UNIQUE IN THE INDUSTRY

One key driver of this success is Illumina’s talented and experienced management team, which has consistently executed to deliver compelling results and create significant stockholder value. Led by Jay T. Flatley, Illumina’s President and CEO since 1999, the Company has grown from $1.3 million in sales in 2000 to over $1 billion in 2011, representing a compound annual growth rate in excess of 90%. Illumina’s deep bench of dedicated and experienced executives has helped fuel the Company’s industry-leading operational and financial performance to date, and is fully committed to delivering even better results going forward.

In an industry rife with examples of over-promising and under-delivering, Illumina stands out as the exception. Our industry has witnessed numerous attempts by others to establish viable sequencing and array businesses, none of which has achieved a similar level of success. For example, in January we introduced the HiSeq® 2500, a next-generation sequencing system that will enable researchers and clinicians to sequence an entire genome in approximately 24 hours. While we were already delivering data to customers the month following our HiSeq® 2500 announcement, others are still only making claims about capabilities that they have yet to prove and make real.

“…Illumina has the strongest commercial track record, from continuously exceeding expectations on SBS [sequencing by synthesis] technology improvements over the last five years, [to the] the largely unanticipated (and timely) launch of MiSeq.” – Cantor Fitzgerald analyst Sung Ji Nam, February 21, 2012

Roche’s blatantly opportunistic hostile offer of $44.50 per share for Illumina – a price significantly below where our stock price was only a few months ago – was thoroughly reviewed and considered by our Board of Directors, together with our financial and legal advisors, and was unanimously rejected as grossly inadequate. The Board rejected Roche’s offer because it dramatically undervalues Illumina and because it was timed to take advantage of what we believe was a temporary price dip caused by external events. Your Board has great confidence in Illumina’s ability to continue creating far superior value for our stockholders on a standalone basis.

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ELECT THE NOMINEES WHO ARE BEST POSITIONED

TO ACT IN THE INTERESTS OF ILLUMINA STOCKHOLDERS

We are seeking your vote FOR the four highly qualified and experienced Illumina director nominees: A. Blaine Bowman; Karin Eastham; Jay T. Flatley, President and CEO; and William H. Rastetter, Chairman. Your Board’s nominees are accomplished executives and experts in their fields, and they are all fully committed to acting in your best interests. Your vote is critical to ensuring that Illumina can continue expanding our market leadership and growth, delivering value to all stockholders.

Don’t be misled by Roche’s aggressive campaign to buy your shares at a grossly inadequate price. Your Board is highly independent and far better positioned to protect your interests than are Roche’s hand-picked nominees, who Illumina believes are interested only in supporting Roche’s hostile offer to acquire Illumina at the lowest possible price.

“Through [the] proposed acquisition [of] Illumina we are [attempting to buy] the market leader in a business that is fast growing and increasing in importance.” – Alan Hippe, Chief Financial and IT Officer of Roche Holding Ltd, January 25, 2012, during Roche’s investor presentation

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY SHARES YOU OWN

PLEASE VOTE THE WHITE PROXY CARD TODAY!

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. We urge you to vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided.

On behalf of the Board of Directors, we thank you for your continued support, and we look forward to continuing to deliver outstanding value to you in the future.

William H. Rastetter, Ph.D.	Jay T. Flatley
Chairman	President and CEO

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Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5835

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Gold proxy card sent to you by Roche.

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FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth, (iv) business disruptions associated with the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, and (v) other factors detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, Illumina has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of these documents and other documents filed with the SEC by Illumina (when they become available) through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also are able to obtain free copies of these documents, and other documents filed with the SEC by Illumina (when they become available), from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

In addition, in connection with its 2012 Annual Meeting of Stockholders, Illumina has filed a definitive proxy statement and a WHITE proxy card with the SEC on March 19, 2012, and has mailed the definitive proxy statement and WHITE proxy card to its security holders. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE WHITE PROXY CARD FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND OTHER DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by Illumina (when they become available) through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also are able to obtain free copies of the definitive proxy statement, and other documents filed with the SEC by Illumina (when they become available), from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Illumina and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Illumina’s 2012 Annual Meeting of Stockholders under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of Illumina’s directors and executive officers in (i) Illumina’s Annual Report on Form 10-K for the year ended January 1, 2012, which was filed with the SEC on February 24, 2012, and (ii) Illumina’s definitive proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2012. To the extent that Illumina’s directors’ and executive officers’ holdings of Illumina’s securities have changed from the amounts printed in the definitive proxy statement for the 2012 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

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ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Below is a reconciliation of Illumina’s diluted net income per share, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), to non-GAAP diluted net income per share. Illumina believes non-GAAP diluted net income per share detailed below provides investors with meaningful insight into our core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of the items detailed below to assist investors in analyzing and assessing our past core operating performance. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our diluted net income per share metric may be different from diluted net income per share metrics provided by other companies.

	Fiscal Year 2011	Fiscal Year 2010	Fiscal Year 2009	Fiscal Year 2008	Fiscal Year 2007	Fiscal Year
GAAP net income per share— diluted	0.62	0.87	0.53	0.30	(2.65)	0.41
Pro forma impact of weighted average shares (a)	0.03	0.06	0.03	0.01	0.20
Adjustments to net income:
Headquarter relocation expense (b)	0.31	—	—	—	—	—
Non-cash interest expense (c)	0.24	0.16	0.15	0.15	0.13
Restructuring charges	0.06	—	—	—	—	—
Amortization of acquired intangible assets	0.09	0.06	0.05	0.08	0.02
Legal settlements	(0.02)	—	—	—	0.46	—
Acquisition related (gain) expense, net (d)	0.01	(0.09)	0.10	0.20	2.59
Contingent compensation expense (e)	0.04	0.03	0.03	0.01	—
Loss on extinguishment of debt	0.28	—	(0.01)	—	—
Impairment loss related to a cost-method investment	—	0.10	—	—	—	—
Impairment of manufacturing equipment	—	—	—	0.03	—	—
Amortization of inventory revaluation costs					0.01
Incremental non-GAAP tax expense (f)	(0.36)	(0.13)	(0.08)	(0.10)	(0.34)	—

Non-GAAP net income per share—diluted (g)	1.30	1.06	0.80	0.68	0.42	0.41

Weighted average shares used in calculation of Non-GAAP diluted net income per share	135,154	134,375	130,599	126,836	116,860	97,508

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP DILUTED NUMBER OF SHARES (h):
Weighted average shares used in calculation of GAAP diluted net income per share	138,937	143,433	137,096	133,607	108,308	97,508
Weighted average dilutive potential common shares issuable of redeemable convertible senior notes	(3,783)	(9,058)	(6,497)	(6,771)	(1,357)	—
Weighted average potential common shares excluded due to anti-dilutive effect (j)	—	—	—	—	9,909	—

Weighted average shares used in calculation of Non-GAAP diluted net income per share	135,154	134,375	130,599	126,836	116,860	97,508

(a) Pro forma impact of weighted average shares represents the impact of double dilution associated with the accounting treatment of the company's outstanding convertible debt and the corresponding call option

(b) The Company relocated its headquarters to a new facility in San Diego, California during the second half of 2011. Headquarter relocation expense in fiscal year 2011 is primarily non-cash in nature and includes a cease-use loss upon vacating certain buildings of our prior headquarters, accelerated depreciation expense, and double rent expense during the transition to our new headquarter facility.

(c) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(d) Acquisition related (gain) expense, net includes the following current year and prior year adjustments:

2011 adjustments:

•	IPR&D charge of $5.4 million related to milestone payments for a prior acquisition
•	Gain of $4.5 million for changes in fair value of contingent consideration, $1.5 million of which was recorded in Q4 2011

2010 adjustments:

•	IPR&D charge of $1.3 million related to milestone payments for a prior acquisition
•	Acquisition expenses of $0.5 million
•

Gain on acquisition of $2.9 million recorded for the difference between the carrying value of a cost-method investment prior to acquisition and the fair value of that investment at the time of acquisition

•	Gain of $10.4 million recorded in Q4 2010 for changes in fair value of contingent consideration

2009, 2008, & 2007 adjustments:

•	Research and development charges related to acquisitions

(e) Contingent compensation expense represents contingent consideration for post-combination services associated with acquisitions.

(f) Incremental non-GAAP tax expense reflects the increase to GAAP tax expense related to the non-GAAP adjustments listed above.

(g) Non-GAAP net income per share and net income exclude the effect of the pro forma adjustments as detailed above. Non-GAAP diluted net income per share and net income are key drivers of our core operating

(h) Adjusted as necessary to reflect a two-for-one stock split effective September 22, 2008

(i) Adjusted to reflect retroactive adoption of authoritative accounting guidance for convertible debt instruments that may be settled in cash upon conversion effective December 28, 2008.

(j) Weighted average shares excluded from calculation of GAAP diluted net income per share for 2007 due to anti-dilutive effect on GAAP net loss.

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